CONSENT OF INDEPENDENT AUDITORS'

Board of Directors

Ocean Power Corporation and Subsidiaries
5000 Robert J. Mathews Parkway
El Dorado Hills, California

We consent to the use in this Registration Statement of Ocean Power Corporation and Subsidiaries of Form 10-SB/A, of our report dated April 30, 2000 of Ocean Power Corporation and Subsidiaries for the year ended December 31, 1999, which is part of this Registration Statement, and to all references to our firm included in this Registration Statement. We also consent to the use of our name as experts in such Registration Statement.

Jones, Jensen & Company
Salt Lake City, Utah

July  5, 2000